Exhibit 10.3

WARRIOR MET COAL, INC.
TRANSFORMATIONAL RETENTION/INCENTIVE AWARD AGREEMENT

This TRANSFORMATIONAL RETENTION/INCENTIVE AWARD AGREEMENT (this “Agreement”), effective as of May 1, 2023 (the “Grant Date”), is by and between Warrior Met Coal, Inc. (the “Company”) and Walter J. Scheller, III (the “Participant”).

W I T N E S S E T H:

WHEREAS, the Company is planning a transformational Blue Creek Mine project (the “Project”) that will be instrumental in facilitating the long-term success and sustainability of the Company;

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) believes that it is in the best interests of the Company and its stockholders to incentivize certain members of the Company’s management team, including the Participant, to (i) remain in continued service to the Company through the completion of the Project and (ii) continue to work diligently toward the successful completion of the Project; and

WHEREAS, the Committee desires to provide the Participant with an opportunity to earn a cash incentive award (i) in recognition of the Participant’s continued service to the Company in connection with the completion of the Project, which Project is critical to the long-term success and sustainability of the Company, and (ii) in order to incentivize the Participant to continue to work diligently toward the successful completion of the Project, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.    Grant of Incentive Award. Subject to the terms, conditions and restrictions set forth herein, the Company hereby grants to the Participant the opportunity to earn a cash incentive award (the “Incentive Award”) in the amount of $4,000,000 (the “Target Award”). This Incentive Award represents the right to earn up to one hundred thirty percent (130%) of the Target Award based on the level of achievement of the performance goals (the “Performance Goals”) in accordance with Exhibit A. For purposes of this Agreement, the term “Performance Period” shall be the period commencing on the Grant Date and ending on the earlier to occur of (i) three (3) consecutive months of production following the commencement of longwall mining production at the Blue Creek Mine, as more fully described in Exhibit A (such commencement date, the “Completion Date”), or (ii) the fifth (5th) anniversary of the Grant Date.

2.    Performance Goals; Earned Award.

(a)    Performance Goals. The amount of the Incentive Award earned by the Participant, if any, will be determined by the Committee promptly following the end of the Performance Period (such date, the “Determination Date”) based on the level of achievement of the Performance Goals in accordance with Exhibit A. The Committee shall have the authority to adjust or modify the calculation of the Performance Goals for the Performance Period in order to prevent the diminution or enlargement of the rights of the Grantee based on the following events: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (d) any reorganization and restructuring programs; (e) nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report on Form 10-K for the applicable year; (f) acquisitions or divestitures; (g) any other specific unusual or nonrecurring events, or objectively determinable category thereof; and (h) a change in the Company’s fiscal year. Subject to the terms of this Agreement, if the threshold level of a Performance Goal is not achieved, the Incentive Award and the Participant’s right to receive any cash award hereunder with respect to such Performance Goal shall automatically expire and be forfeited without payment of any consideration, effective as of the Determination Date. All determinations of whether and the extent to which the Performance Goals have been achieved and the amount of the Incentive Award earned by the

Participant, if any, and all other matters related to this Section 2 shall be made by the Committee in its sole discretion.

(b)    Earned Award. On the Determination Date, the Committee will review and certify in writing whether, and to what extent, the Performance Goals have been achieved and the amount of the cash incentive award that the Participant has earned (the “Earned Award”). Following the Determination Date, but in no event later than two and one-half (2 ½) months following the end of the fiscal year containing the end of the Performance Period, the Company shall make or cause to be made to the Participant a lump sum cash payment equal to the Earned Award. Such written certification by the Committee of the Earned Award shall be final, conclusive and binding on the Participant, and on all other persons, to the maximum extent permitted by law.

3.    Termination of Employment; Change in Control.

(a)    Termination of Employment.

(i)    Subject to Section 3(b), in the event of the termination of the Participant’s continuous employment with the Company or any affiliate for any reason other than the Participant’s death or Disability, a termination by the Company without Cause or a termination by the Participant for Good Reason (as such terms are defined in the Participant’s employment agreement with the Company as in effect as of the Grant Date (the “Employment Agreement”), yet reformed hereunder solely to the extent required to satisfy the safe harbor provided in Treas. Reg. Section 1.409A-1(n)(2)(ii)) prior to the end of the Performance Period, the Incentive Award and the Participant’s right to receive any cash incentive award hereunder shall be forfeited as of the date of such termination (the “Termination Date”) without payment of any consideration.

(ii)    In the event of the termination of the Participant’s continuous employment with the Company or any affiliate as a result of the Participant’s death or Disability, a termination by the Company without Cause or a termination by the Participant for Good Reason (as such terms are defined in the Employment Agreement) prior to the end of the Performance Period, the Participant will be paid a pro rata portion of the Target Award equal to one-fifth (1/5) of the Target Award for each completed calendar year of employment with the Company or any affiliate beginning on the Grant Date and ending on the Termination Date (e.g., if the Participant’s employment terminates pursuant to this Section 3(a)(ii) between the second and third anniversaries of the Grant Date, the Participant will be entitled to two-fifths (2/5) of the Target Award). The Company shall make or cause to be made to the Participant a cash payment equal to the pro rata portion of the Target Award within thirty (30) days following the Termination Date.

(b)    Change in Control. If a Change in Control (as defined in the Employment Agreement, yet reformed hereunder solely to the extent required to satisfy the requirements of Treas. Reg. Sections 1.409A-3(a)(5)(v) or (vii)) occurs during the Performance Period, and within twelve (12) months following the occurrence of such Change in Control, the Company shall terminate the Participant’s employment without Cause or the Participant shall terminate the Participant’s employment for Good Reason (as such terms are defined in the Employment Agreement), the Participant will be paid the Target Award within thirty (30) days following the Termination Date.

4.    Tax Withholding. The Participant shall be required to pay to the Company or any affiliate, and the Company or any affiliate shall have the right and is hereby authorized to withhold from any cash payable to the Participant or from any compensation or other amounts owing to the Participant, subject to compliance with Section 409A (as defined below), the amount of any required withholding taxes in respect of the Incentive Award, and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding and taxes.

5.    Restrictive Covenants.

(a) The Participant acknowledges and recognizes the highly competitive nature of the business of the Company and its affiliates and accordingly agrees as follows:

(i)    Confidentiality. The Company has advised the Participant and the Participant acknowledges that it is the policy of the Company and its affiliates to maintain as secret and confidential all Protected Information

(as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company and its affiliates. All Protected Information shall remain confidential permanently and the Participant shall not at any time, directly or indirectly, divulge, furnish or make accessible to any person (otherwise than as may be required in the regular course of the Participant’s employment with the Company), nor use in any manner, either during the term of employment or after termination, at any time, for any reason, any Protected Information, or cause any such information of the Company or any affiliate to enter the public domain;

For purposes of this Agreement, the term “Protected Information” shall mean trade secrets, confidential and proprietary business information of the Company and its affiliates and any other information of the Company and its affiliates, including, but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Company and its affiliates and their respective agents or employees, including the Participant; provided, however, that information that is in the public domain (other than as a result of a breach of this Agreement), approved for release by the Company or any of its affiliates or lawfully obtained from third parties who are not bound by a confidentiality agreement with the Company or such affiliates, is not Protected Information.

(ii)    Non-Solicitation. During the term of employment and for a period of twelve (12) months after the Participant’s employment terminates for any reason, the Participant shall not (i) employ or retain or solicit for employment or arrange to have any other person employ or retain or solicit for employment or otherwise participate in the employment or retention of any person who is an employee of the Company or any of its affiliates or (ii) call upon, solicit, write, direct, divert, influence or accept business (either direct or indirectly) with respect to any account or customer or prospective customer of the Company or any of its affiliates; and

(iii)    Non-Disparagement. At all times, the Participant agrees not to disparage the Company or any of its affiliates or employees or otherwise make comments harmful to the Company’s reputation.

(b)    Injunctive Relief. The Participant acknowledges and agrees that a violation of any of the terms of this Agreement will cause the Company irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that the Company or any of its affiliates shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it may be entitled at law or equity.

(c)    Blue Pencil. The Participant and the Company agree that the covenants contained in this Agreement are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.

6.    Compliance with Law. Notwithstanding any of the provisions hereof, the Participant hereby agrees that the Company will not be obligated to make any payment of cash to the Participant hereunder if such payment of cash shall constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority. Any determination hereunder by the Committee shall be final, binding and conclusive.

7.    Notice. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to him or her at his or her address as recorded in the records of the Company.

8.     Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

9.    Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to its conflict of law principles.

10.    Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement and the payment hereunder are intended to either be exempt from or comply with Section 409A of the Code and the regulations and other guidance published thereunder (collectively, “Section 409A”), and shall at all times be interpreted and administered in accordance with such intent, including with respect to any required delay in settlement for a “specified employee” under Section 409A. If the Participant’s termination of employment hereunder does not constitute a “separation from service” within the meaning of Section 409A, then any amounts payable hereunder on account of a termination of the Participant’s employment and which are subject to Section 409A (or any exemption therefrom that requires the occurrence of a “separation from service” as a condition to payment) shall not be paid until the Participant has experienced a “separation from service” within the meaning of Section 409A. In no event will the Company or its affiliates or any of their respective employees, directors, officers, agents, representatives, attorneys, equityholders, principals, partners, members, managers or affiliates have any liability for any failure of this Agreement to satisfy the requirements of, or be exempt from, Section 409A, and such parties do not guarantee that this Agreement complies with, or is exempt from, Section 409A. The Participant acknowledges and agrees that the Participant shall not have any right to designate, directly or indirectly, the time of payment of any amount payable hereunder.

11.    Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and the Participant.

12.    Entire Agreement. This Agreement contains the entire agreement between the parties with respect to such subject matter and supersedes all prior written or oral agreements or understandings.

13.    No Right to Continued Employment. Nothing in this Agreement shall be deemed by implication or otherwise to impose any limitation on any right of the Company to terminate the Participant’s continuous employment at any time and for any reason or no reason.

14.    Recoupment Policies. The Company will be entitled, to the extent permitted or required by the Warrior Met Coal, Inc. Incentive Recoupment Policy, applicable law (including Section 409A) and/or the requirements of an exchange on which the Company’s shares are listed for trading, in each case, as in effect from time to time, to recoup compensation of whatever kind paid by the Company or any of its affiliates at any time to the Participant, including this Incentive Award, and the Participant, by accepting this Incentive Award pursuant to this Agreement, agrees to comply with any Company request or demand for such recoupment.

15.    Severability. Every provision of this Agreement is intended to be severable and any illegal or invalid term shall not affect the validity or legality of the remaining terms.

16.    Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation of construction, and shall not constitute a part of this Agreement.

17.    Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Facsimile, PDF and other electronic copies of the parties’ signatures shall have the same force and effect as original signatures.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

WARRIOR MET COAL, INC.

By: _______________________
Name: Kelli K. Gant
Title: Chief Administrative Officer

PARTICIPANT

By: _______________________
Name: Walter J. Scheller, III

Exhibit A

Performance Goals

The Participant’s Incentive Award is the opportunity to earn up to one hundred thirty percent (130%) of the Target Award of $4,000,000 with respect to the Performance Period. The amount of the Earned Award, if any, will be based 25% on On-Time Project Completion, 25% on Capital Expenditures, and 50% on Production Tonnes, as such terms are defined and described below (collectively, the “Performance Goals”). Depending on the Company’s achievement of the Performance Goals, the Participant may earn between 0% (if the minimum thresholds set forth below are not reached) and 100% of the Target Award (if the maximum levels set forth below are reached or exceeded).

Determining the Amount of the Earned Award

Except as otherwise provided in the Agreement, the amount of the Earned Award, if any, shall be based on the following three (3) Performance Goals:

Performance Metric	Weight	Performance Goals / Range	Payout Range (% of Maximum)	Payout Range ($ Value)
On-Time Project Completion (1)	25%	Threshold: _________ Maximum: _________	Threshold: 25% Maximum: 100%	Threshold: $250,000 Maximum: $1,000,000
Capital Expenditures (2)	25%	Threshold: $_________ Maximum: $_________	Threshold: 25% Maximum: 100%	Threshold: $250,000 Maximum: $1,000,000
Production Tonnes (3)	50%	Threshold: _________ tonnes Maximum: _________ tonnes	Threshold: 25% Maximum: 100%	Threshold: $500,000 Maximum: $2,000,000
TOTAL	100%			Threshold: $1,000,000 Maximum: $4,000,000

(1)    On-time Project completion measures ______.
(2)    Capital expenditures include ______.
(3)    Production tonnes are measured as ______.

Interpoloation

If the Company achieves a level of performance between the Threshold and the Maximum for any Performance Goal, the Company will interpolate between such goals on a straight-line basis to determine the payout range applicable to such Performance Goal.

Environmental and Safety Modifiers

The amount of the Earned Award, if any, will be subject to a downward modifier based on the following Environmental and Safety metrics:

E&S Metric	Performance Goals	Payout Modifier
Environmental – Violations	_________	Met or Exceeded = x 100% Missed = x 85%
Safety – Average Reportable Incident Rate	_________	Met or Exceeded = x 100% Missed = x 85%
TOTAL IMPACT	•Met or exceeded both E&S metrics = No change •Missed one = 15% lower payout (e.g., $4.0M x 85% = $3.4M) •Missed both = 30% lower payout (e.g., $4.0M x 70% = $2.8M)

Total Stockholder Return (TSR) Modifier

The amount of the Earned Award, if any, will be subject to an additional modifier based on the Company’s absolute TSR over the Performance Period, as follows:

Metric	Performance Goals	Payout Modifier
Absolute TSR over the Performance Period	Threshold: _________ Target: _________ Maximum: _________	Threshold: 70% (e.g., $2.8M x 70% = $1.96M) Target: 100% (e.g., $4.0M x 100% = $4.0M) Maximum: 130% (e.g., $4.0M x 130% = $5.2M)

If the Company achieves a level of TSR performance between the Threshold and the Maximum for this metric, the Company will interpolate between such goals on a straight-line basis to determine the payout range applicable to this metric.